EXHIBIT 5.1

OPINION OF LATHAM & WATKINS

May 9, 2003

ArthroCare Corporation

680 Vaqueros Avenue

Sunnyvale, California 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by ArthroCare Corporation, a Delaware corporation (the “Company”), of an aggregate 2,050,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), to be issued pursuant to the Company’s Incentive Stock Plan, the Director Option Plan, and the Nonstatutory Option Plan (collectively, the “Plans”), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 7, 2003 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as the Company’s counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    LATHAM & WATKINS